Exhibit 10.14

EXECUTION VERSION

August 1, 2018

Hardeep Gulati

Re:	Offer of Employment with PowerSchool

Dear Hardeep:

As you know, investment funds affiliated with Vista Equity Partners Management, LLC (“Vista”) and Onex Corporation (“Onex” and, collectively with Vista, the “Investors”) contemplate acquiring PowerSchool Group LLC, a Delaware limited liability company (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”), pursuant to the terms of that certain Securities Purchase and Merger Agreement, dated as of April 15, 2018 (as amended, supplemented or modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among Severin Topco, LLC, a Delaware limited liability company (“Ultimate Parent”), Promachos Holding, Inc., a Delaware corporation, Pinnacle Holdings I LP, Pinnacle Holdings II LLC, Pinnacle Merger Sub I Corp., a Delaware corporation, Pinnacle Merger Sub II LLC, a Delaware limited liability company, each of the equityholders of the Company listed on the signature pages thereto and Vista, solely in its capacity as the representative of the Equityholders (as defined therein) and certain other persons appointed pursuant to Section 9.11 of the Purchase Agreement (the “Transaction”). We are very excited about this opportunity, and value the role that you can serve on our team going forward. This letter sets forth the terms of your employment by the Company following the Transaction.

1. You will be the Chief Executive Officer of the Company, reporting to the Company’s Board of Managers (“Board”). In this capacity, you will have the responsibilities and duties consistent with such position. You may serve on up to two boards of directors with the consent of the Board (which shall not be unreasonably withheld, conditioned or delayed), provided that such services do not interfere in any material respect with your duties or obligations to the Company.

2. Your starting base salary will be $500,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases; provided however,, that any decreases shall not be greater than ten percent (10%) of your then current base salary, which decrease would only be implemented in conjunction with a general decrease affecting the executive management team. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

You will also be eligible to receive a bonus of up to 100% of your average base salary per fiscal year (the “Bonus”). This Bonus will be awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of predetermined operational and financial objectives (“MBO”s). In addition, you will be eligible for an additional bonus of up to 40% of your base salary per year (the “Stretch Bonus”), awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets

The Bonus formula and associated MBOs shall be established by the Board, in its sole discretion after consultation with you, and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year shall be paid no later than 30 days after completion and approval by the Board of the applicable fiscal year’s final audited financial statements and MBOs. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was earned, subject, in each case, to your continued employment on the applicable payment date.

3. You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees.

4. Your position is based in the Rancho Cordova, California area. Your duties may involve some domestic and international travel.

5.

(a) Management Incentive Units. Upon closing of the Transaction, you will receive that number of units (the “Management Incentive Units” of Ultimate) Parent, which units shall be Management Incentive Units under Ultimate Parent’s Amended and Restated Limited Liability Company Agreement (as amended, restated or otherwise modified from time to time, the “LLC Agreement”) and which shall represent approximately 3.0% of the fully converted units of Ultimate Parent at the time of issuance. Such Management Incentive Equity shall be comprised of awards intended to be treated as “profits interests” for federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43. The Company will assist you in making a section 83(b) election for the Management Incentive Units.

The Management Incentive Units that you are eligible to receive will be subject to the terms (including, but, not limited to, the vesting terms and the participation threshold) as set forth in the LLC Agreement and a Management Incentive Unit Agreement (the “MIU Agreement”). The grant of such Management Incentive Units is subject to the execution of an MIU Agreement the terms of which MIU Agreement shall control in the event of any conflict with the provisions of this Section 5, provided that such Agreement is consistent with the material provisions of this Section 5. Your Management Incentive Units will vest as follows, each as more fully set forth in the MIU Agreement (it being understood that such vesting shall be subject to your continued employment by the Company):

- sixty percent (60%) of the Management Incentive Units would be subject to time-based vesting over four (4) years, with twenty-five percent (25%) vesting upon the one-year anniversary of your employment and the remainder at a rate of 1/12th per quarter thereafter (the vesting of any such unvested time-based options would be accelerated upon a “Sale of the Company” as such term is defined in the MIU Agreement) (the “Time-Vesting Units”) and

- forty percent (40%) of the Management Incentive Units would vest if the Investors received cumulative cash dividends or other cash contributions and/or net sales proceeds in respect of the Ultimate Parent’s equity securities held by the Investors (“Investors’ Return”) such that Investors’ Return equals or exceeds two and a half times (2.5x) Investors’ aggregate investment in Ultimate Parent and its subsidiaries (calculated pursuant to the formula set forth in the MIU Agreement).

(b) Repurchase of Management Incentive Units. Notwithstanding any contrary provision of the LLC Agreement or any other agreement, in the event of a termination of employment by you for Good Reason, a termination by the Company other than for Cause or a termination on account of your death or Disability, upon receipt of written request by you (or your representative) within 30 days of the later of (1) the date of your termination of employment or (2) the date you receive notice of the applicable Fair Market Value for any proposed repurchase, Ultimate Parent shall not undertake any repurchase of any vested Management Incentive Units, other than in the event the Company determines that grounds for a termination for Cause existed or you engage in a Competitive Activity (as defined in the LLC Agreement, as modified herein), in which case, the timing of the repurchase of such Management Incentive Units shall be governed by the terms and conditions of the LLC Agreement. Further, all repurchases of any vested Management Incentive Units must be at Fair Market Value.

(c) Management Co-Invest Units. It is anticipated that, in connection herewith, you will purchase a number of units of Ultimate Parent designated as Management Co-Investment Units (the “Management Co-Invest Units”) having a minimum value of $7,500,000, pursuant to the terms and conditions of the LLC Agreement and a subscription agreement, the terms of which agreements shall control in the event of any conflict with the provisions of this Section 5 provided that the material terms of this Section 5 are consistent therewith. The purchase of the Management Co-Invest Units shall be subject to the execution of such subscription agreement, which shall provide, among other things, that, notwithstanding anything to the contrary in the LLC Agreement, if your employment is terminated for any reason, Ultimate Parent shall have the right to repurchase the Management Co-Invest Units for Fair Market Value in accordance with the timing requirements set forth in Section 3.8 of the LLC Agreement (the “Management Co-Invest Unit Repurchase”); provided, that in the event of a termination of employment by you for Good Reason, a termination by the Company other than for Cause, or a termination on account of your death or Disability,, upon receipt of written request by you within 30 days of the later of (1) the date of your termination of employment or (2) the date you receive notice of the applicable Fair Market Value, Ultimate Parent shall not undertake such Management Co-Invest Unit Repurchase, other than in the event the Company determines that grounds for a termination for Cause existed or you engage in a Competitive Activity (as defined in the LLC Agreement, as modified herein), in which case, the timing of the repurchase of such Management Co-invest Units shall be governed by the terms and conditions of the LLC Agreement (it being understood that the repurchase price in all cases will be Fair Market Value). You will be permitted to place all or part of your Management Co-Investment Units in an estate planning entity (such as a GRAT) for the benefit of you and your immediate family.

(d) Fair Market Value Determinations. If in connection with any repurchase of your Management Incentive Units or Management Co-Invest Units (collectively, “Repurchased Units”), you dispute the Fair Market Value of your Repurchased Units (as applicable) by written notice within 15 days following your receipt of the initial determination thereof, and within 15 days of receipt of such notice, you and the Company negotiate in good faith and are unable to reach an agreement with respect to such dispute, then the Fair Market Value of such Repurchased Units shall be determined by an appraiser selected by mutual agreement of you and the Company. If you and the Company fail to agree on an appraiser within 30 days of the Company’s receipt of the dispute notice from you, the Company shall select the appraiser (in accordance with the qualifications listed herein). In selecting the appraiser, you and the Company agree that: (I) the appraiser must have no less than ten (10) years of experience in determining the valuation of entities engaged in the business conducted by the Company or substantially similar businesses; and (II) the appraiser must not have any conflict of interest (as reasonably determined by both you and the Company). The appraiser shall make the determination of fair market value in accordance with the definition of Fair Market Value. The appraiser shall conduct its determination as promptly as practicable, and such determination shall be final and binding on you and the Company, absent manifest error or fraud; provided, that the Fair Market Value of your Repurchased Units shall be no less than the Fair Market Value proposed by the Company and no greater than the Fair Market Value proposed by you. If the appraiser finds that the Fair Market Value of your Repurchased Units is not more than 110% of the Fair Market Value proposed by the Company, then you shall be responsible for paying 50% of the fees and expenses of the appraiser, and the Company shall be responsible for paying the other 50% of the fees and expenses of the appraiser. If the appraiser finds that the Fair Market Value of your Repurchased Units is more than 110% of the Fair Market Value proposed by the Company, then the Company shall be responsible for paying 100% of the fees and expenses of the appraiser.

6. There are some formalities that you need to complete as a condition of your employment:

- You must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement—California” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

- So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

- You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, (i) you will be entitled to receive a severance payment equal to twelve (12) months of your then applicable base salary, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than for the Severance Pay contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees, investors, agents or affiliates, including the Investors, and you do not revoke such Release Agreement during any applicable revocation period (and in all cases within sixty (60) days following the date of your termination of employment) and (ii) have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. The Severance Pay shall be paid in equal monthly installments starting as of the month following the month in which any applicable revocation period for the release described above lapses, provided you have not revoked the release during such revocation period and provided that if the foregoing sixty (60) day period spans two taxable years, payment shall commence in the second year.

10. You shall not make any statement regarding your employment or the termination of your employment (for whatever reason) that is not agreed to by the Company; provided, that you may indicate the following without the Company’s approval: that you worked for the Company, your job title and job function. Except as compelled by applicable law, from and after the Effective Date and following your termination of employment, you shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

11. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements (including, without limitation, that certain Offer of Employment, dated July 17, 2015 as amended), whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

14. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

15. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes.

16. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17. This offer is conditioned on the closing of the Transaction. The effective date of employment under the terms of this offer is expected to be on or about August 3, 2018 but in any event shall not commence prior to the date of closing of the Transaction. If the Purchase Agreement is terminated for any reason prior to the closing of the Transaction, or the closing of the Transaction does not occur, this offer shall be terminated and neither party shall have any obligation to the other by reason of this letter.

18. Notwithstanding any contrary provision of this Agreement, the LLC Agreement, the MIU Agreement or any other agreement, for all purposes under all of the preceding named agreements, for only you and your successors and assigns, (1) “Competitive Activity” will have the meaning given to such term in Exhibit B, (2) you are restricted in engaging in Competitive Activity for a maximum of two years after your termination of employment with the Company and no negative economic or legal consequences shall follow under any of the aforementioned agreements from your engaging in Competitive Activity after such two year period, and (3) the final clause of the definition of Sale of the Company shall read as follows: having a majority of the voting power or fair market value of the Equity Securities, and (4) for purposes of determining whether a Sale of the Company has occurred, sales or other transfers from entities comprising Onex Partners IV to any other Onex fund entities, from entities comprising Vista Partners VI to any other Vista fund entities and between Onex funds and Vista funds will be counted towards the threshold required for a Sale of the Company to occur. For purposes only of you and your successors and assigns, notwithstanding any contrary provision of the LLC Agreement, the following rules will apply with respect to section 9.3 of the LLC Agreement. The phrase “or (ii) a Transfer between a Vista Investor and an Onex Investor” and the text “(i)” (but not any of the language that follows it) shall each be deleted from the first sentence of section 9.3(a) of the LLC Agreement. The second sentence of section 9.3(c) of the LLC Agreement shall be deemed to read as follows: In the event any Electing Tag-Along Holder other than an Investor or Hardeep Gulati elects to sell a lesser number of Units than such Electing Tag-Along Holder is entitled to sell hereunder, each of the Vista Group, the Onex Group and Hardeep Gulati shall each have the right to sell an additional number of Units equal to, in the case of Hardeep Gulati, his pro-rata portion of the total number of Units held by the Vista Group, the Onex Group and Hardeep Gulati (whose Unit holdings for this purpose shall be calculated assuming an MIU Conversion of his vested Management Incentive Units) and in the in the case of each of the Vista Group and the Onex Group, one half of the remainder, of the aggregate number of Units that all Tag-Along Holders have elected not to sell. Any repurchase under section 3.8 of the LLC Agreement on account of you engaging in Competitive Activity must be completed within one year after the Company becomes aware of the alleged Competitive Activity or else the Company will lose the right to repurchase on account of such Competitive Activity. The Company will use its commercially reasonable best efforts to avoid delaying any repurchase or distribution payments to you on account of failure to comply with credit agreements.

If you decide to accept our offer, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than August 1, 2018. Should you have anything that you wish to discuss, please do not hesitate to contact me at **** or jdillon@vistaequitypartners.com.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Jack Dillon
Jack Dillon
Director

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Hardeep Gulati	Date signed: 08/01/18
Signature
Name: Hardeep Gulati

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement—California

Exhibit B: Certain Definitions

EXHIBIT A

Employment and Restrictive Covenants Agreement - California

(See Attached)

Execution

EMPLOYMENT AND RESTRICTIVE COVENANTS AGREEMENT

This Employment and Restrictive Covenants Agreement (the “Agreement”) is made effective August 1, 2018 (the “Effective Date”), by and between PowerSchool Group LLC, a Delaware limited liability company (together with its affiliates and related companies, hereafter referenced as “Company”) and Hardeep Gulati (hereafter referenced as “Employee”).

1. PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s customers, employees, and Confidential Information (as that term is defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations.

2. THE BUSINESS OF THE COMPANY. The Company is engaged in the business of investing and operating in software and technology-enabled businesses, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3. “AT WILL” EMPLOYMENT OF EMPLOYEE. Employee shall perform such duties or responsibilities as assigned to Employee from time to time. The Parties acknowledge that Employee’s employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.

a.

Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible. Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its customers and customer prospects, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents and warrants that at all times during Employee’s employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or which creates any conflict of interest with the Company or the Business of the Company. Employee will abide by the policies of the Company at all times during Employee’s employment, and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company. Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee by the Company while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.

b.

Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, customer contacts, or customer information by reason of working for the Company.

c.

Employee acknowledges that, through Employee’s employment with the Company, Employee may customarily and regularly solicit customers and/or prospective customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

d.

Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain, or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation or other similar agreement with any former employer or other party.

4. DUTY OF LOYALTY. Employee understands that his/her employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (iii) take steps, alone or with others, to engage in competition with the Company in the future, or (iv) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business.

5. INVENTIONS

a.

Prior Inventions. Attached hereto as Schedule 1 is a complete and accurate list describing all Inventions (as defined below) which were conceived, discovered, created, invented, developed and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall initial Schedule 1 to indicate Employee has no Prior Inventions to disclose.

Employee acknowledges and agrees that if in the course of Employee’s employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

b.

Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or create, either alone or jointly with others, during the period of Employee’s Employment, whether or not in the course of Employee’s Employment. Except as provided in Section 5.h below, Employee further assigns and agrees to assign all of Employee’s rights, title and interest in the Inventions to the Company. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee.

Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses that (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three (3) months after termination of Employee’s employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until Employee has established the contrary by clear and convincing evidence.

c.

Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the Company, as directed by the Company, all right, title and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works Employee creates during Employee’s Employment.

d.

Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

e.

Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or (ii) Employee conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of Employee’s Employment with the Company under this Agreement; then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

f.

Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

g.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

h.	Assignment Exception—California Labor Code § 2870

Section 2870 of the California Labor Code exempts from this assignment provision any invention as to which Employee can prove the following:

i.	It was developed entirely on Employee’s own time; and

ii.	No equipment, supplies, facility or trade secret of the Company or any of its affiliated entities was used in its development; and

iii.	It neither

1.	relates at the time of its conception or reduction to practice to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; nor

2.	results from any work performed by Employee for the Company.

The provisions of this Agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. Employee will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that Employee believes meet the criteria in (i), (ii), and (iii) above; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. Employee understands that the Company will keep in confidence and will not disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

6. NONDISCLOSURE AGREEMENT.

a.

Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any Confidential Information, other than for the purpose of carrying out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non-disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor permit the use by or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company. Notwithstanding the foregoing, nothing herein shall prevent Employee from disclosing Confidential Information to the extent required, in which case Employee shall provide the Company with written notice as far in advance of such anticipated disclosure as possible. Further, nothing herein, is intended to limit Employee’s right to engage in protected activity or to discuss the terms, wages, and working conditions of his/her employment, as protected by applicable law

b.

Employee expressly agrees that Employee’s duty of non-use and non-disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

7. RETURN OF COMPANY PROPERTY AND MATERIALS. Any Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends, and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Employee and used for Company business. Notwithstanding the foregoing, Employee understands that Employee is allowed to keep a copy of the Company’s employee handbook and personnel records relating to his/her employment.

8. LIMITED NONCOMPETE AGREEMENT. Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during Employee’s Employment with the Company.

9. NONSOLICITATION OF CUSTOMERS/PROSPECTIVE CUSTOMERS. Employee expressly agrees that during Employee’s Employment with the Company, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including but not limited to on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10. NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit any of the Company’s employees, in an effort to hire such employees away from the Company, or to encourage any of the Company’s employees to leave employment with the Company.

11. REMEDIES; INDEMNIFICATION. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Sections 8, 9 and 10 are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith. Employee expressly agrees that due to the unique nature of the Company’s Confidential

Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled (a) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; and (b) subject in all cases to California Civil Code §1717, to be indemnified by Employee from any loss or harm; and (c) subject in all cases to California Civil Code §1717, to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’s obligations under this Agreement.

12. INJUNCTIVE RELIEF; TOLLING. Notwithstanding the arbitration provisions contained herein, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration. The Restricted Period as defined in this Agreement may be extended during the pendency of any litigation (including appeals) or arbitration proceeding, in order to give the Company the full protection of the restrictive covenants as described in this Agreement.

13. DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this section.

a.

“Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the twelve (12) months preceding Employee’s termination date.

b.

“Compete” shall mean to, directly or indirectly, provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction with or in concert with any other entity, person, or business, including, without limitation, activities performed while working for or on behalf of a Customer.

c.

“Competitive Services” shall mean the business of providing products of services that include SIS, formative assessment, learning management systems, special education, ERP, talent management or professional development functionalities, to students in the K-12 primary school space, and any other services of the type or similar to the type provided, conducted, authorized, or offered by the Company or any predecessor within the two (2) years prior to the termination of your employment.

d.

“Competing Business” shall mean any entity, including but not limited to any person, company, partnership, corporation, limited liability company, association, organization or other entity that provides Competitive Services.

e.

“Confidential Information” shall mean sensitive business information having actual or potential value to the Company that the Company considers confidential or in the nature of trade secrets that is not generally known to the general public or ascertainable by a Competing Business (other than by Employee’s violation of this Agreement), and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including, without limitation, any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information. Confidential Information shall also include any information disclosed to the Company by a third party (including, but not limited to, current or prospective customers) that the Company is obliged to treat as confidential. Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

f.

“Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company.

g.

“Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the twelve (12) months preceding Employee’s termination date.

h.

“Restricted Period” shall mean the entire term of Employee’s employment with the Company and a two (2) year period immediately following the termination of Employee’s employment, unless otherwise delineated or described in the “end notes and exceptions’’ at the end of this Agreement.

i.

“Trade Secrets” shall mean the business information of the Company that is competitively sensitive and which qualifies for trade secrets protection under applicable trade secrets laws, including but not limited to the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state or federal law.

j.	“Services” shall mean the types of work product, processes and work-related activities relating to the Business of the Company performed by Employee during the Employment.

14. MANDATORY ARBITRATION CLAUSE; NO JURY TRIAL. A Party may bring an action in court to obtain a temporary restraining order, preliminary injunction or other provisional remedy available under California Code of Civil Procedure § 1281.8 in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement, or for any other purpose for which a provisional remedy may be obtained pursuant that statute. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the employment context.

a.

Both the Company and Employee hereby agree that any claim, dispute, and/or controversy that Employee may have against the Company (or its owners, directors, officers, managers, employees, agents, insurers and parties affiliated with its employee benefit and health plans), or that the Company may have against Employee, arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

b.

Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar local, state, or federal agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

c.

Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s Employment, or this Agreement. Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. Employee also understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

d.

In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Subject in all cases to Cal Civil Code §1717, the arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.

e.

Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, Employer will bear all other fees, expenses and charges of the arbitrator.

f.

Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. However, that nothing in this Agreement prevents Employee from bringing a representative lawsuit or proceeding as permitted by the California Labor Code’s Private Attorneys General Act of 2004. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated. Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The Arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the Arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the Arbitrator. Notwithstanding the provisions in Paragraph 21 below, this subparagraph (f) is material to the arbitration provisions of Paragraph 14 herein and cannot be severed from Paragraph 14. In the event it is determined that this subparagraph (f) is unenforceable with regard to a claim, dispute and/or controversy as set forth in subparagraph (a) above, this will render Paragraph 14 unenforceable in its entirety. Severance of Paragraph 14 from the Agreement shall not affect the enforcement of the remainder of the Agreement.

g.

Procedure. Employee and Company agree that prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. If respondent does not provide a written Response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association (“AAA”)’s employment arbitration panel for the area in which Employee works and/or resides. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion.

h.

Unless Employee initials in the space at the end of this paragraph, Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company. By initialing below, Employee opts out of the binding arbitration provisions of Paragraph 14, including the class action waiver. Employee’s Initials:

15. NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Unless otherwise stated in Employee’s offer letter of employment, Employee agrees to use reasonable efforts to provide the Company fourteen (14) days written notice of Employee’s intent to terminate Employee’s Employment; provided, however, that this provision shall not change the at-will nature of the employment relationship between Employee and the Company. It shall be within the Company’s sole discretion to determine whether Employee should continue to perform services on behalf of the Company during this notice period.

16. NON-DISPARAGEMENT. During and after Employee’s Employment with the Company, except to the extent compelled or required by law, Employee agrees he/she shall not disparage the Company, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s Employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

17. NOTIFICATION OF NEW EMPLOYER. Before Employee accepts Employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while Section 10 of this Agreement is in effect, Employee will provide such person or entity with written notice of Section 10 and will deliver a copy of that notice to the Company. While Sections 10 of this Agreement is in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee provides contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

18. REIMBURSEMENT TO COMPANY. To the extent allowed by applicable law, Employee agrees to reimburse the Company for any amounts due as a result of the Employment, including, but not limited to, any unused business expense advances, charges for Company property that Employee fails to return when requested or that Employee lost or damaged as the result of a dishonest, willful or grossly negligent act, and any other charges incurred that are payable to the Company. Employee agrees to enter into a repayment arrangement and execute instruments or documents as may be provided by Company to effectuate this provision.

19. NO RIGHTS GRANTED. Nothing in this Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

20. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, whether in connection with any sale, transfer or other disposition of any or all of its business or assets or otherwise.

21. SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

22. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Employment Agreement dated August 1, 2018 between Employee and the Company (the “Employment Agreement”) contain the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post-employment restrictions, and mandatory arbitration, except that to the extent of any inconsistencies, duplicate provisions (that is, provisions covering the same concepts or issues) or other conflicts with the Employment Agreement, the Employment Agreement will govern in all cases and the inconsistent, duplicate or conflicting provisions of this Agreement will be of no force or effect. For the avoidance of doubt, documents or portions of documents incorporated into the Employment Agreement will be considered part of the Employment Agreement for purposes of this Agreement.

23. WAIVER. Failure to fully enforce any provision of this Agreement by either Party shall not constitute a waiver of any term hereof by such Party; no waiver shall be recognized unless expressly made in writing, and executed by the Party that allegedly made such waiver.

24. CONSTRUCTION. The Parties agree that this Agreement has been reviewed by each Party, each Party had an opportunity to make suggestions about the provisions of the Agreement, and each Party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The Parties agree that this Agreement shall not be construed or interpreted more harshly against one Party merely because one Party was the original drafter of the Agreement.

25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

26. THIRD-PARTY BENEFICIARIES. Employee specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

27. NOTICES. Notices regarding this Agreement shall be sent via email or to the mailing addresses of the Parties as set forth in the signature block to this Agreement.

28. GOVERNING LAW AND FORUM SELECTION. With the exception of the arbitration requirements set forth herein, this Agreement shall be governed by the laws of the State of California. Any non-arbitration-covered disputes shall be resolved under the substantive laws of the State of California.

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:		For Company:

Signature:	/s/ Hardeep Gulati	Signature:	/s/ Jack Dillon

Printed Name:	Hardeep Gulati	Printed Name:	Jack Dillon

Address:		Address:	180 N Stetson Ave Ste 4000

Chicago IL 60601

Email:	hardeep.gulati@powerschool.com	Title:	Director

Date:	07/31/2018	Date:	7/31/2018

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this Agreement or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties, it being understood that any duty or responsibility described in this clause (i) must be both reasonable and lawful; (ii) your engagement in illegal conduct or in gross misconduct; (iii) your conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Sections 4 through 10 and 16 of the Employment and Restrictive Covenants Agreement - California, or any other agreement between you and the Company; (vi) dishonesty intended to result in your substantial personal enrichment, fraud intended to result in your substantial personal enrichment, gross negligence committed without regard to corrective direction in the course of discharge of your lawful and reasonable duties as an employee; (vii) personal bankruptcy or insolvency; or (viii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave or as a result of your Disability (as defined below)). Before you may be terminated for Cause, (i) the Company must first give you a written explanation specifying the basis for the Company’s belief that it is entitled to terminate your employment for Cause, (ii) you must have thirty (30) days following delivery of such notice to cure such event, and (iii) failing such cure, the Company must actually terminate your employment within sixty (60) days of the date the Company delivered such written explanation to you.

“Competitive Activity” means your directly or indirectly, owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by you of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited, so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y) being employed by an entity, standing alone, be prohibited, so long as the entity has more than one discrete and readily distinguishable part of its business and your duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” means any person or entity that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) the provision of products or services to students in the K-12 primary school and higher education space, or any other specific products or services that, as of your employment termination date, the Company has taken substantial and meaningful steps to develop and market and such products or services actually are brought to market in a material and meaningful manner within 12 months after your employment termination date.

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than sixty (60) business days in any consecutive six (6) month period, as determined in the sole discretion of the Board.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(a) a material, adverse change in your duties or responsibilities with the Company;;

(b) a one-time reduction in your base salary by more than ten percent (10%) or a one-time reduction in your base salary by less than ten percent (10%) which is not applied to similarly ranked employees;

(c) the relocation of your principal office for the Company (for purposes of clarity, other than reasonable travel in the course of performing your duties for the Company) to a location more than fifty (50) miles from Rancho Cordova, California; and/or

(d) the material breach by the Company of any offer letter or employment agreement between you and the Company;

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within ninety (90) days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) the Company must have thirty (30) days following delivery of such notice to cure such event, and (iii) failing such cure, you actually resign your employment within sixty (60) days of the date you delivered such written explanation to the Company.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.